EXHIBIT 10.29

55 WALKERS BROOK DRIVE

LEASE

ARTICLE 1

Reference Data

1.1	Subject Referred To

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Section 1.1.

Date of this Lease:	August 16, 2007

Building:	The Building known as and numbered 55 Walker’s Brook Drive in Reading, Massachusetts in Deed dated May 31, 2006, and recorded in Middlesex County South District Registry of Deeds in Book 47559, Page 449 (the Building and such parcel of land hereinafter being collectively referred to as the “Property”).

Premises:	Portions of the first, second and third floors of the Building, substantially as shown on Exhibit A attached hereto.

Rentable Floor Area of Premises:	36,544 square feet

Landlord:	Brookview Investments, LLC

Original Notice Address of Landlord:	c/o Nordblom Management Company, Inc.
	15 Third Avenue Burlington, Massachusetts 01803

Tenant:	Keurig Incorporated, a Delaware corporation

Original Notice Address of Tenant:	Prior to the date Tenant takes occupancy of any portion of the Premises for
	business purposes:

	101 Edgewater Drive Wakefield, MA 01880 Attn: General Counsel

	After such occupancy date:

	55 Walkers Brook Drive Reading, MA Attn: General Counsel

Rent Commencement Date:	January 1, 2008

Expiration Date:	December 31, 2015

Delivery Date:	The Date of this Lease.

Annual Fixed Rent Rate:	Commencement Date - Rent Commencement Date:	$0.00
	Rent Commencement Date - May 31, 2008:	$0.00
	June 1, 2008 - December 31, 2008:	$584,704.00
	January 1, 2009 - December 31, 2010:	$913,600.00
	January 1, 2011 - December 31, 2011:	$931,872.00
	January 1, 2012 - December 31, 2012:	$968,416.00
	January 1, 2013 - December 31, 2013:	$986,688.00,
	January 1, 2014 - December 31, 2014:	$1,004,960.00
	January 1, 2015 - December 31, 2015:	$1,023,232.00

Monthly Fixed Rent Rate:	Commencement Date - Rent Commencement Date:	$0.00
	Rent Commencement Date - May 31, 2008:	$0.00
	June 1, 2008 - December 31, 2008:	$48,725.33
	January 1, 2009 - December 31, 2010:	$76,133.33
	January 1, 2011 - December 31, 2011:	$77,656.00
	January 1, 2012 - December 31, 2012:	$80,701.33
	January 1, 2013 - December 31, 2013:	$82,224.00
	January 1, 2014 - December 31, 2014:	$83,746.67
	January 1, 2015 - December 31, 2015:	$85,269.33

Letter of Credit Amount:	$305,294.67

Guarantor:	Green Mountain Coffee Roasters, Inc.

TI Allowance:	$1,827,200.00

Supplemental Allowance:	Up to $365,440.00, subject to the terms of Section 3.4.

Base Operating Costs:	Operating Expenses for calendar year 2008, grossed up as set forth in Section 4.2.3 hereof

Base Taxes:	Taxes for fiscal year 2008 (i.e. July 1, 2007 - June 30, 2008), grossed up as set forth in Section 4.2.1 hereof.

Tenant’s Percentage:	The ratio of the Rentable Floor Area of the Premises to the total rentable area of the Building, which shall initially be deemed to be 26.46%.

Permitted Uses:	General office use, and as ancillary thereto, and to the extent permitted by applicable zoning and all applicable laws, ordinances and regulations. (i) laboratory/research and development, (ii) storage (but only in that portion of the Premises marked on Exhibit A as the Storage Area), and (iii) limited light manufacturing in support of the research and development use (all such uses subject to Section 6.1.2 hereof)

Public Liability Insurance Limits:

Commercial General Liability:	$3,000,000 per occurrence
$5,000,000 general aggregate

1.2	Exhibits.

The Exhibits listed below in this section are incorporated in this Lease by reference and are to be construed as a part of this Lease.

EXHIBIT A	Plan showing the Premises
EXHIBIT A-1	Plan showing Right of First Refusal Space
EXHIBIT B	Commencement Date Notification
EXHIBIT C	Landlord’s Work (base building)
EXHIBIT C-1	Landlord’s Work (demising plan)
EXHIBIT C-2	Tenant’s Work
EXHIBIT D	Work Change Order
EXHIBIT E	Form Letter of Credit
EXHIBIT F	Rules and Regulations
EXHIBIT G	Form Tenant Estoppel Certificate
EXHIBIT H	Form of Landlord’s Waiver And Consent

1.3	Table of Articles and Sections

ARTICLE 1 — Reference Data

1.1	Subjects Referred To		1
1.2	Exhibits		2
1.3	Table of Articles and Sections		2

ARTICLE 2 — Premises and Term

2.1	Premises		3
2.2	Term		4
2.3	Extension Option		4

ARTICLE 3 — Improvements

3.1	Performance of Work and Approval of Landlord’s Work		4
3.2	Tenant’s Work		5
3.3	TI Allowance		5
3.4	Supplemental Allowance		5
3.5	Space Planning Allowance		5

ARTICLE 4 — Rent

4.1	The Fixed Rent		5
	4.1.1	Supplemental Rent	5
4.2	Additional Rent		5
	4.2.1	Real Estate Taxes	5
	4.2.2	Personal Property Taxes	6
	4.2.3	Operating Costs	6
	4.2.4	Insurance	7
	4.2.5	Utilities	7
4.3	Late Payment of Rent		7
4.4	Letter of Credit		8
	4.4.1	Amount of Letter of Credit	8
	4.4.2	Renewal of Letter of Credit	8
	4.4.3	Draws to Cure Defaults	8
	4.4.4	Draws to Pay Damages	8
	4.4.5	Draws for Failure to Deliver Substitute Letter of Credit	8
	4.4.6	Transferability	8
	4.4.7	Return of Letter of Credit at End of Term	8

ARTICLE 5 — Landlord’s Covenants

5.1	Affirmative Covenants		8
	5.1.1	Heat and Air Conditioning	8
	5.1.2	Electricity	8
	5.1.3	Cleaning; Water	8
	5.1.4	Elevator; Fire Alarm	9
	5.1.5	Repairs	9
	5.1.6	Landscaping, Snow Removal, Grounds Maintenance	9
	5.1.7	Insurance	9
	5.1.8	Access	9
	5.1.9	Compliance with Law	9
5.2	Interruption		9
5.3	Outside Services		9

ARTICLE 6 — Tenant’s Additional Covenants

6.1	Affirmative Covenants		9
	6.1.1	Perform Obligations	9

	6.1.2	Use	9
	6.1.3	Repair and Maintenance	9
	6.1.4	Compliance with Law	10
	6.1.5	Indemnification	10
	6.1.6	Landlord’s Right to Enter	10
	6.1.7	Personal Property at Tenant’s Risk	10
	6.1.8	Payment of Landlord’s Cost of Enforcement	10
	6.1.9	Yield Up	10
	6.1.10	Rules and Regulations	10
	6.1.11	Estoppel Certificate	10
	6.1.12	Landlord’s Expenses Re: Consents	11
6.2	Negative Covenants		11
	6.2.1	Assignment and Subletting	11
	6.2.2	Nuisance	12
	6.2.3	Hazardous Wastes and Materials	12
	6.2.4	Floor Load; Heavy Equipment	12
	6.2.5	Installation, Alterations or Additions	12
	6.2.6	Abandonment	13
	6.2.7	Signs	13
	6.2.8	Parking and Storage	13

ARTICLE 7 — Casualty or Taking

7.1	Termination		13
7.2	Restoration		13
7.3	Award		14

ARTICLE 8 — Defaults

8.1	Events of Default		14
8.2	Remedies		14
8.3	Remedies Cumulative		14
8.4	Landlord’s Right to Cure Defaults		14
8.5	Effect of Waivers of Default		14
8.6	No Waiver, etc.		15
8.7	No Accord and Satisfaction		15

ARTICLE 9 — Rights of Holders

9.1	Rights of Mortgage Holders		15
9.2	Lease Superior or Subordinate to Mortgages		15

ARTICLE 10 — Miscellaneous Provisions

10.1	Notices From One Party to the Other		15
10.2	Quiet Enjoyment		15
10.3	Lease Not to be Recorded		15
10.4	Limitation of Landlord’s Liability		15
10.5	Acts of God		16
10.6	Landlord’s Default		16
10.7	Brokerage		16
10.8	Applicable Law and Construction		16
10.9	Right of First Offer		16
10.10	Right of First Refusal		16
10.11	Expansion Right		16
10.12	Lease Guaranty		17

ARTICLE 2

Premises and Term

2.1	Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, the Premises, excluding the roof, exterior faces of exterior walls, the common stairways, stairwells, elevators and elevator shafts, and pipes, ducts, conduits, wires, and appurtenant fixtures serving exclusively or in common other parts of the Building (and any areas, such as the space above the ceiling or in the walls, that may contain such pipes, ducts, conduits, wires or appurtenant fixtures), and if Tenant’s space includes less than entire rentable area of any floor, excluding the central core area of such floor.

Tenant shall have, as appurtenant to the Premises, rights to use in common, subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given notice: (a) the common lobbies, hallways, stairways, and elevators of the Building, (b) common walkways and driveways necessary for access to the Building, (c) the common parking areas serving the Building, and (d) if the Premises include less than the entire rentable area of any floor, the common toilets and other common facilities in the central core area of such floor.

Landlord shall ensure that a cafeteria/food service presently planned for the Building (the “Cafeteria”) will be operational on or before the Rent Commencement Date. Landlord shall use diligent efforts to require the Cafeteria to use, on an exclusive basis, Keurig/Green Mountain Coffee Roasters products and equipment for brewing coffee. Tenant shall have the right, upon reasonable prior notice to Landlord, and subject to availability (it being understood that such Cafeteria is subject to a “first come, first served” availability for use), to use, at no charge (other than as specified herein), the seating areas of the Cafeteria for meetings provided such meetings take place outside of the Cafeteria’s normal business hours. Tenant’s use of the Cafeteria shall be in compliance with all applicable laws and codes, and otherwise subject to the terms and conditions of this Lease, and Tenant shall, as Additional Rent, be responsible to reimburse Landlord for any out-of-pocket “set up” and clean up costs for such use, as well as any other costs reasonably incurred by Landlord in connection with such use, including but not limited to the costs of any heating, ventilating and air-conditioning (“HVAC”) provided to the Cafeteria during the hours of such use (it being understood Tenant shall not be obligated to reimburse Landlord for costs that would have been ordinarily incurred by Landlord irrespective of Tenant’s use of the Cafeteria—e.g. if Landlord was to have ordinarily supplied HVAC to the Cafeteria during certain hours, and then Tenant uses the Cafeteria during such time, then Landlord shall not charge Tenant for such HVAC). To the extent that the Cafeteria shall cease operations at any time during the term of this Lease, then, for as long as Landlord elects to retain the Cafeteria as a common space, Tenant shall be permitted to continue its use of the same, subject to the terms and conditions hereof.

Tenant shall be permitted, on an unreserved, first-come-first-served basis, to use up to 3.4 parking spaces per 1,000 rentable square feet of the Premises in the parking area serving the Building (it being agreed that as of the date of this Lease Tenant has a right to 125 parking spaces pursuant to the preceding ratio). Tenant shall be permitted to use such spaces for the parking of passenger vehicles.

Landlord reserves the right from time to time, using commercially reasonable efforts to minimize the nature and duration of any interference with use of the Premises: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Building, (b) to alter or relocate any other common facility, (c) to make any repairs and replacements to the Premises which Landlord may deem necessary, and (d) in connection with any excavation made upon adjacent land of Landlord or others, to enter, and to license others to enter, upon the Premises to do such work as the person causing such excavation deems necessary to preserve the wall of the Building from injury or damage and to support the same.

2.2	Term. TO HAVE AND TO HOLD for a term beginning on the Commencement Date, which shall be the earlier of (a) the date that is forty five (45) days following the date of this Lease and (b) the date Tenant commences Tenant’s Work (as defined in Section 3.2 ), and ending on the Expiration Date, unless sooner terminated or extended as hereinafter provided. When the Commencement Date has been determined, such date shall be evidenced by a document, in the form attached hereto as Exhibit B, which Landlord shall complete and deliver to Tenant, and which shall be deemed conclusive unless Tenant shall notify Landlord of any disagreement therewith within ten (10) days of receipt.

Upon full execution of the Lease, Tenant may, following notice to Landlord, and prior to the Commencement Date, enter the Premises and without payment of rent, but otherwise subject to all the terms and conditions of this Lease, for the purpose of commencing Tenant’s Work (as hereinafter defined), provided that Tenant shall not interfere with any work then being performed by or for Landlord in the Premises or Building, and provided Tenant shall reimburse Landlord for Landlord’s actual costs in connection with the Tenant’s pre-commencement work performed after normal building hours, including the cost of Tenant’s electrical and HVAC usage for after normal building hours construction, as well as any additional janitorial services and trash removal. All such work shall be done in accordance with, and Tenant shall comply with, the provisions of Section 6.2.5 hereof.

2.3	Extension Option. Provided that as of the date of the notice specified below, Tenant is not in default and has not previously been in default of its obligations under this Lease beyond any applicable notice and cure period, Tenant shall have the right to extend the term of this Lease for one (1) additional period of five (5) years, commencing on January 1, 2016 and expiring December 31, 2020 (the “extended term”). All of the terms, covenants and provisions of this Lease shall apply to such extended term except that the Annual Fixed Rent Rate for such extension period shall be the Market Rate (as hereinafter defined) at the commencement of such extended term, as designated by Landlord (subject to the terms of this Section 2.3), the Base Operating Expenses for the extension period shall be the Operating Expenses for the calendar year in which the extension period begins (i.e. calendar year 2016), and the Base Taxes for the extension period shall be the Taxes for the fiscal year in which the extension period begins (i.e. fiscal year 2016). “Market Rate” as used herein shall mean the annual fair market rate during the extended term for leases of space located in the vicinity of the Building that are of comparable size, condition and quality as the Premises. If Tenant shall elect to exercise the aforesaid option, it shall do so by giving Landlord notice in writing of its intention to do so not later than one (1) year prior to the expiration of the original term of this Lease (i.e. no later than December 31, 2014). If Tenant gives such notice, the extension of this Lease shall be automatically effected without the execution of any additional documents. The original term and the extended term are hereinafter collectively called the “term”.

If Tenant exercises the aforesaid option, then not later than eleven (11) months prior to the expiration of the original term of this Lease Landlord shall give written notice to Tenant of Landlord’s designation of the Market Rate. Within fifteen (15) days following Landlord’s notice, Tenant shall either propose its designation of the Market Rate by giving notice thereof to Landlord, or accept Landlord’s designation of the Market Rate. Failure on the part of Tenant to give such notice of its designation of Market Rate shall bind Tenant to Landlord’s designation of the Market Rate. If Tenant proposes its designation of the Market Rate, then Landlord and Tenant may attempt to negotiate regarding the Market Rate. If the parties have been unable to reach agreement within thirty (30) days following Tenant’s designation, then the Market Rate may be submitted to arbitration by either party as follows: The Market Rate shall be determined by impartial arbitrators, one to be chosen by the Landlord, one to be chosen by Tenant, and a third to be selected, if necessary, as below provided. The arbitrators shall be charged to determine the Market Rate by selecting one or the other of Landlord’s or Tenant’s determinations thereof. The arbitrators shall have no authority or jurisdiction to make any other determination of such amount. The unanimous written decision of the two first chosen, without selection and participation of a third arbitrator, or otherwise, the written decision of a majority of three arbitrators chosen and selected as aforesaid, shall be conclusive and binding upon Landlord and Tenant. Landlord and Tenant shall each notify the other of its chosen arbitrator within ten (10) days following the call for arbitration and, unless such two arbitrators shall have reached a unanimous decision within thirty (30) days after their designation, they shall so notify the office of then President of the Boston Bar Association and request him to select an impartial third arbitrator who has not represented either Landlord or Tenant previously, and who shall be a real estate counsellor or a broker dealing with like types of properties to determine the Market Rate as herein defined. Such third arbitrator and the first two chosen shall hear the parties and their evidence and render their decision within thirty (30) days following the conclusion of such hearing and notify Landlord and Tenant thereof. The expense of the third arbitrator (if any) shall be borne by the “loser” of such arbitration (i.e. the party whose designation of Market Rate is not chosen following such arbitration). If the dispute between the parties as to a Market Rate has not been resolved before the commencement of Tenant’s obligation to pay Fixed Rent based upon such Market Rate, then Tenant shall pay Fixed Rent under the Lease based upon the Market Rate designated by Landlord until either the agreement of the parties as to the Market Rate, or the decision of the arbitrators, as the case may be, at which time Tenant shall pay any underpayment of Fixed Rent to Landlord, or Landlord shall refund any overpayment of Fixed Rent to Tenant.

In any event, the Annual Fixed Rent Rate for the extended term shall not be less than $26.00 per rentable square foot.

ARTICLE 3

Improvements

3.1	Performance of Work and Approval of Landlord’s Work. Landlord shall cause to be performed the base building work described in Exhibit C and the demising work substantially as shown on Exhibit C-1 (such work is collectively referred to as “Landlord’s Work”). All such work shall be done in a good and workmanlike manner employing good materials and so as to conform to all applicable building laws. Tenant agrees that Landlord may make any changes in such work which may become reasonably necessary or advisable, other than substantial changes, without approval of Tenant, provided written notice is promptly given to Tenant; and Landlord may make substantial changes in such work, with the written approval of Tenant, which shall not be unreasonably withheld or delayed. Landlord shall use diligence to cause the portion of Landlord’s Work described in Exhibit C to be substantially completed by the Rent Commencement Date and shall use diligence to cause the demising portion of Landlord’s Work as shown on Exhibit C-1 to be completed within sixty (60) days from the date of this Lease, subject to the provisions of Section 10.5 hereof. Landlord agrees that Tenant may make changes in such work with the approval of Landlord and the execution by Landlord and Tenant of a Work Change Order in the form attached hereto as Exhibit D. Landlord’s Work shall be deemed approved by Tenant when Tenant occupies the Premises for the conduct of its business, except for items of Landlord’s Work which are uncompleted or do not conform to Exhibits C and C-1 and as to which Tenant shall, in either case, have given written notice to Landlord prior to such occupancy. A certificate of completion by a licensed architect or registered engineer shall be conclusive evidence that Landlord’s Work has been completed except for items stated in such certificate to be incomplete or not in conformity with Exhibits C and C-1. Except for Landlord’s Work, the Premises leased to and accepted by Tenant “as is” in the condition they are in as of the date hereof, without any obligation on the part of Landlord to prepare the Premises for Tenant’s occupancy or any representation or warranty concerning the condition of the Premises or the Building. Notwithstanding the foregoing, prior to the date that Tenant completes Tenant’s Work and obtains a certificate of occupancy for the Premises, the base Building systems (including but not limited to elevators) shall be in good working order and condition, and the common areas of the Building shall be in compliance with applicable building codes.

3.2	Tenant’s Work. Tenant shall perform the work consistent with the plans listed in Exhibit C-2, or comparable layout plans (such work being referred to herein as “Tenant’s Work”). Tenant’s Work shall be performed by Tenant in accordance with the terms of this Lease, including, without limitation, the requirements of Section 6.2.5 hereof. Tenant’s Work shall be at Tenant’s sole cost and expense and performed pursuant to architectural, electrical and mechanical construction drawings, plans and specifications first approved by Landlord and consistent with the plans listed in Exhibit C-2 or comparable layout plans. Tenant agrees to employ for Tenant’s Work one or more responsible contractors of whom Landlord has given prior approval, and whose labor will work without interference with other labor working on the Property, and to cause such contractors employed by Tenant to carry worker’s compensation insurance in accordance with statutory requirements and comprehensive public liability insurance covering such contractors on or about the Premises in amounts at least equal to the limits set forth in Section 1.1 and to submit certificates evidencing such coverage to Landlord prior to the commencement of such work. Tenant shall commence Tenant’s Work on the Premises promptly following the date that the Premises are delivered to Tenant, and shall diligently pursue the same to completion, it being understood that Tenant’s Work shall be completed no later than March 1, 2008.

3.3	TI Allowance. Landlord shall provide Tenant with the TI Allowance, which shall be used by Tenant for construction costs in connection with Tenant’s Work. Notwithstanding the foregoing, up to $182,720.00 of the TI Allowance may be applied to moving expenses incurred by Tenant in connection with moving in to the Premises. The TI Allowance shall be payable as follows:

A. The first forty percent (40%) of the TI Allowance shall be paid to Tenant within thirty (30) days following the last to occur of: (i) Tenant providing an affidavit from Tenant’s architect certifying that fifty percent (50%) of Tenant’s Work has been completed, and (ii) Tenant’s request for such portion of the TI Allowance.

B. Another forty percent (40%) of the TI Allowance shall be paid to Tenant within thirty (30) days following the last to occur of: (i) Tenant’s delivery to Landlord of a copy of the certificate of occupancy (or temporary certificate of occupancy) issued in connection with Tenant’s Work, and (ii) Tenant’s request for such portion of the TI Allowance.

C. The final twenty percent (20%) of the TI Allowance shall be paid to Tenant within thirty (30) days following the last to occur of: (i) all phases of Tenant’s Work have been substantially completed in substantial accordance with the plans approved by Landlord and a final certificate of occupancy has been issued; (ii) Tenant has caused to be delivered to Landlord all final invoices from contractors, subcontractors and suppliers evidencing the total cost of Tenant’s Work, together with lien waivers from general contractors; (iii) Tenant has paid for the cost of Tenant’s Work, and has caused to be delivered to Landlord written evidence of such payment; and (iv) Tenant’s request for such portion of the TI Allowance.

If Tenant does not submit any or all of its requests for Landlord to distribute the TI Allowance in accordance with the provisions contained in this Section 3.3 on or before the date that is than ninety (90) days following the Rent Commencement Date, any unused amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith. Nordblom Development Company shall, as compensation for its review of plans in connection with Tenant’s Work, receive from Tenant a fee equal to one percent (1%) of the total cost of Tenant’s Work, which fee may be applied to the TI Allowance.

3.4	Supplemental Allowance. Tenant may request, on or before November 1, 2007, the Supplemental Allowance to be added to and made a part of the TI Allowance. In the event that Tenant makes such request on or before such date, then the Supplemental Allowance shall be added to the TI Allowance, and the Fixed Rent shall be adjusted pursuant to Section 4.1.1 hereof. The Supplemental Allowance shall be used in connection with the design and construction of Tenant’s Work.

3.5	Space Planning Allowance. Landlord shall provide Tenant with an allowance (the “Space Planning Allowance”) of $4,385.28 in connection with Tenant’s architect’s preliminary test fit for the Premises. Tenant shall deliver a copy of such test fit to Landlord promptly upon Tenant’s receipt of the same, and, subject to Tenant’s right to use the same in connection with Tenant’s Work, such test fit shall become the property of Landlord. Landlord shall fund the Space Planning Allowance within thirty (30) days following Tenant delivering to Landlord (i) a copy of the test fit and (ii) evidence that Tenant has paid its architect an amount equal to or in excess of the Space Planning Allowance in connection with the test fit. Tenant shall be entitled to the Space Planning Allowance irrespective of whether Tenant and Landlord enter into this Lease.

ARTICLE 4

Rent

4.1	The Fixed Rent. Tenant covenants and agrees to pay rent to Landlord at the Original Address of Landlord or, following at least ten (10) days’ prior notice, at such other place or to such other person or entity as Landlord may by notice in writing to Tenant from time to time direct, at the Annual Fixed Rent Rate, in equal installments at the Monthly Fixed Rent Rate (which is 1/12th of the Annual Fixed Rent Rate), in advance, without notice or demand, and except as otherwise expressly provided for herein, without setoff, abatement, suspension, deferment, reduction or deduction, on the first day of each calendar month included in the term; and for any portion of a calendar month at beginning of the term, at the rate for the first year of the term payable in advance for such portion. It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the Annual Fixed Rent, the Additional Rent and all other sums payable by Tenant to Landlord shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease, provided that the foregoing shall in no way be considered as a waiver of Tenant’s right to claim or assert a constructive eviction.

If Landlord shall give notice to Tenant that all rent and other payments due hereunder are to be made to Landlord by electronic funds transfers, so called, or by similar means, Tenant shall make all such payments as shall be due after receipt of said notice by means of said electronic funds transfers (or such similar means as designated by Landlord).

4.1.1	Supplemental Rent. If Tenant requests the Supplemental Allowance to be added to the TI Allowance, then, as of the date that the TI Allowance is disbursed to Tenant, the parties shall enter into an amendment to this Lease whereby the Annual Fixed Rent Rate specified in Section 1.1 shall be increased such that the Supplemental Allowance will be amortized over a period of ninety one (91) months at a rate of nine percent (9%).

4.2	Additional Rent. Tenant covenants and agrees to pay, as Additional Rent, insurance costs, utility charges, personal property taxes and its pro rata share of increases in real estate taxes and operating costs with respect to the Premises as provided in this Section 4.2 as follows:

4.2.1

Real Estate Taxes. If Taxes (as hereinafter defined) for any Tax Year during the term shall exceed Base Taxes, Tenant shall reimburse Landlord, as Additional Rent, for Tenant’s Percentage of such excess (such amount hereinafter referred to as “Tax Excess”). Tenant shall remit to Landlord, on the first day of each calendar month, estimated payments on account of Tax Excess, such monthly amounts to be sufficient to provide Landlord, by the time real estate tax payments are due and payable to any governmental authority responsible for collection of same, a sum equal to the Tax Excess, as reasonably estimated by Landlord from time to time on the basis of the most recent tax data available (it being understood that Tenant shall have at least ten [10] days’ prior notice before it shall be required pay any revised estimate of Tax Excess). If the total of such monthly remittances for any Tax Year is greater than the actual Tax Excess for such Tax year, Landlord shall promptly pay to Tenant, or if the term of this Lease has not expired or otherwise been terminated, credit against the next accruing payments to be made by Tenant pursuant to this subsection 4.2.1, the difference; if the total of such remittances is less than the actual Tax Excess for such Tax Year, Tenant shall pay the difference to Landlord at least ten (10) days prior to the date or dates within such Tax Year that any Taxes become due and payable to the governmental authority (but in any event no earlier than ten (10) days following a written notice to Tenant, which notice shall set forth the manner of computation of Tax Excess).

If, after Tenant shall have made reimbursement to Landlord pursuant to this subsection 4.2.1, Landlord shall receive a refund of any portion of Taxes paid by Tenant with respect to any Tax Year during the term hereof as a result of an abatement of such Taxes by legal proceedings, settlement or otherwise (without Landlord having any obligation to undertake any such proceedings), Landlord shall promptly pay to Tenant, or credit against the next accruing payments to be made by Tenant pursuant to this subsection 4.2.1, the Tenant’s Percentage of the refund (less the proportional, pro rata expenses, including attorneys’ fees and appraisers’ fees, incurred in connection with obtaining any such refund), as relates to Tax Excess paid by Tenant to Landlord with respect to any Tax Year for which such refund is obtained.

In the event this Lease shall commence, or shall end (by reason of expiration of the term or earlier termination pursuant to the provisions hereof), on any date other than the first or last day of the Tax Year, or should the Tax Year or period of assessment of real estate taxes be changed or be more or less than one (1) year, as the case may be, then the amount of Tax Excess which may be payable by Tenant as provided in this subsection 4.2.1 shall be appropriately apportioned and adjusted.

The term “Taxes” shall mean all taxes, assessments, betterments and other charges and impositions (including, but not limited to, fire protection service fees and similar charges) levied, assessed or imposed at any time during the term by any governmental authority upon or against the Property, or taxes in lieu thereof, and additional types of taxes to supplement real estate taxes due to legal limits imposed thereon. If, at any time during the term of this Lease, any tax or excise on rents or other taxes, however described, are levied or assessed against Landlord with respect to the rent reserved hereunder, either wholly or partially in substitution for, or in addition to, real estate taxes assessed or levied on the Property, such tax or excise on rents shall be included in Taxes; however, Taxes shall not include franchise, estate, inheritance, succession, capital levy, transfer, income or excess profits taxes assessed on Landlord. Taxes shall include any estimated payment made by Landlord on account of a fiscal tax period for which the actual and final amount of taxes for such period has not been determined by the governmental authority as of the date of any such estimated payment.

If during any portion of any tax year, including but not limited to fiscal year 2008, for which Taxes are being computed, the Building was not at least 95% occupied by tenants and as a result the Taxes assessed were less than the same would have been had the Building been at least 95% occupied, then Taxes shall be reasonably extrapolated or “grossed up” by Landlord to the reasonably estimated Taxes that would have been incurred if the Building were 95% occupied by tenants, and such extrapolated amount shall, for the purposes of this Section 4.2.1, be deemed to be the Taxes for such year. Such extrapolation or “gross up” shall be determined for each fiscal year on a basis consistent with such determination for fiscal year 2008.

4.2.2	Personal Property Taxes. Tenant shall pay all taxes charged, assessed or imposed upon the personal property of Tenant in or upon the Premises.

4.2.3	Operating Costs. If, during the term hereof, Operating Costs (as hereinafter defined) incurred by Landlord in any calendar year shall exceed the Base Operating Costs, Tenant shall reimburse Landlord, as Additional Rent, for Tenant’s Percentage of any such excess (such amount being hereinafter referred to as the “Operating Costs Excess”). Tenant shall remit to Landlord, on the first day of each calendar month, estimated payments on account of Operating Costs Excess, such monthly amounts to be sufficient to provide Landlord, by the end of the calendar year, a sum equal to the Operating Costs Excess, as reasonably estimated by Landlord from time to time (it being understood that Tenant shall have at least ten [10] days’ prior notice before it shall be required pay any revised estimate of Operating Costs Excess). If, at the expiration of the year in respect of which monthly installments of Operating Costs Excess shall have been made as aforesaid, the total of such monthly remittances is greater than the actual Operating Costs Excess for such year, Landlord shall promptly pay to Tenant, or, if the term of this Lease has not expired or otherwise been terminated, credit against the next accruing payments to be made by Tenant pursuant to this subsection 4.2.3, the difference; if the total of such remittances is less than the Operating Costs Excess for such year, Tenant shall pay the difference to Landlord within twenty (20) days from the date Landlord shall furnish to Tenant an itemized statement of the Operating Costs Excess, prepared, allocated and computed in accordance with generally accepted accounting principles. Any reimbursement for Operating Costs due and payable by Tenant with respect to periods of less than twelve (12) months shall be equitably prorated.

The term “Operating Costs” shall mean all costs and expenses incurred for the operation, cleaning, maintenance, repair and upkeep of the Property, including, without limitation, all costs of maintaining and repairing the Property (including snow removal, landscaping and grounds maintenance, operation and maintenance of parking lots, sidewalks, walks, access roads and driveways, security, operation and repair of heating and air-conditioning equipment, elevators, lighting, trash compactors and any other Building equipment or systems) and of all repairs and replacements (other than repairs or replacements for which Landlord has received full reimbursement) necessary to keep the Property in good working order, repair, appearance and condition; all costs, including material and equipment costs, for cleaning and janitorial services to the Building (including window cleaning of the Building); all costs of any reasonable insurance carried by Landlord relating to the Property; all costs related to provision of heat (including oil, electric, steam and/or gas), air-conditioning, and water (including sewer charges) and other utilities to the Building; payments under all service contracts relating to the foregoing; all compensation, fringe benefits, payroll taxes and workmen’s compensation insurance premiums related thereto with respect to any employees of Landlord or its affiliates engaged in security and maintenance of the Property; costs of maintaining or operating an on-site cafeteria for the Building (including subsidy programs, if any); attorneys’ fees and disbursements (exclusive of any such fees and disbursements incurred in tax abatement proceedings) and auditing and other professional fees and expenses; and a management fee. Notwithstanding the foregoing, in the event that Landlord decides to aggregate Operating Costs with regard to the common areas, facilities and amenities associated with the Property (e.g. landscaping) with those of adjoining properties owned by Landlord or an affiliate of Landlord, then to the extent such costs have been aggregated, Tenant shall be responsible for the portion of such costs and expenses that are equitably allocable to the Property.

There shall not be included in such Operating Costs:

A. brokerage fees (including rental fees) related to the operation of the Building;

B. interest and depreciation charges incurred on the Property;

C. expenditures made by Tenant with respect to (i) cleaning, maintenance and upkeep of the Premises, and (ii) the provision of electricity to the Premises;

D. capital expenditures (except as provided for below);

E. any cost representing an amount paid to any person, firm, corporation or other entity related to or affiliated with Landlord, which amount is in excess of the amount which would have been paid in the absence of such relationship for comparable work or services;

F. the cost of correcting any violation of law existing as of the Commencement Date;

G. the costs of repairs or other work necessitated by fire or other casualty (provided Landlord shall be permitted to include in Operating Expenses any commercially reasonable deductible paid by Landlord in connection with such work);

H. costs or expenses related to the removal, abatement or remediation of hazardous materials in or about the Building and/or Property, to the extent such costs are not attributable to or do not arise from the acts or omissions of Tenant or Tenant’s agents, employees, invitees or contractors; and

I. costs incurred in connection with upgrading the Building to comply with handicap, life, fire and safety codes enacted prior to the Commencement Date and for which Landlord would be responsible by the terms of this Lease.

If, during the term of this Lease, Landlord shall replace any capital items or make any capital expenditures which are (a) required to comply with laws in effect after the Commencement Date, or (b) are intended to reduce Operating Costs, or (c) following the expiration of the first four (4) years of the term, as are required to replace worn-out items as may be necessary to maintain the Building in good working order, repair and appearance and in a first class condition (the items in (a), (b) and (c) above collectively called “capital expenditures”) the total amount of which is not properly included in Operating Costs for the calendar year in which they were made, there shall nevertheless be included in Operating Costs for each calendar year in which and after such capital expenditure is made the annual charge-off of such capital expenditure. (Annual charge-off shall be determined by (i) dividing the original cost of the capital expenditure by the number of years of useful life thereof [the useful life shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item]; and (ii) adding to such quotient an interest factor computed on the unamortized balance of such capital expenditure based upon an interest rate reasonably determined by Landlord as being the interest rate then being charged for long-term mortgages by institutional lenders on like properties within the locality in which the Building is located.) Provided, further, that if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in Operating Costs and that such annual projected savings will exceed the annual charge-off of capital expenditure computed as aforesaid, then and in such events, the annual charge-off shall be determined by dividing the amount of such capital expenditure by the number of years over which the projected amount of such savings shall fully amortize the cost of such capital item or the amount of such capital expenditure; and by adding the interest factor, as aforesaid.

If during any portion of any year, including but not limited to calendar year 2008, for which Operating Costs are being computed, the Building was not at least 95% occupied by tenants or if Landlord was not supplying all tenants with the services being supplied hereunder, actual Operating Costs incurred shall be reasonably extrapolated or “grossed up” by Landlord to the reasonably estimated Operating Costs that would have been incurred if the Building were 95% occupied by tenants or if such services were being supplied to all tenants occupying 95% of the Building, and such extrapolated amount shall, for the purposes of this Section 4.2.3, be deemed to be the Operating Costs for such year. Such extrapolation or “gross up” shall be determined for each calendar year on a basis consistent with such determination for calendar year 2008.

4.2.4	Insurance. Tenant shall, at its expense, as Additional Rent, take out and maintain throughout the term the following insurance protecting Landlord:

4.2.4.1	Commercial general liability insurance naming Landlord, Tenant, and Landlord’s managing agent and any mortgagee of which Tenant has been given notice as insureds or additional insureds and indemnifying the parties so named against all claims and demands for death or any injury to person or damage to property which may be claimed to have occurred on the Premises (or the Property, insofar as used by customers, employees, servants or invitees of the Tenant), in amounts which shall, at the beginning of the term, be at least equal to the limits set forth in Section 1.1, and, which, from time to time during the term, shall be for such higher limits, if any, as are customarily carried in the area in which the Premises are located on property similar to the Premises and used for similar purposes; and workmen’s compensation insurance with statutory limits covering all of Tenant’s employees working on the Premises.

4.2.4.2	Fire insurance with the usual extended coverage endorsements covering all Tenant’s furniture, furnishings, fixtures and equipment.

4.2.4.3	All such policies shall be obtained from responsible companies qualified to do business and in good standing in Massachusetts, which companies and the amount of insurance allocated thereto shall be subject to Landlord’s approval, not to be unreasonably withheld. Tenant agrees to furnish Landlord with certificates evidencing all such insurance prior to the beginning of the term hereof and evidencing renewal thereof at least thirty (30) days prior to the expiration of any such policy. Each such policy shall be non-cancelable with respect to the interest of Landlord without at least ten (10) days’ prior written notice thereto. In the event provision for any such insurance is to be by a blanket insurance policy, the policy shall allocate a specific and sufficient amount of coverage to the Premises.

4.2.4.4	All insurance which is carried by either party with respect to the Building, Premises or to furniture, furnishings, fixtures, or equipment therein or alterations or improvements thereto, whether or not required, shall include provisions which either designate the other party as one of the insured or deny to the insurer acquisition by subrogation of rights of recovery against the other party to the extent such rights have been waived by the insured party prior to occurrence of loss or injury, insofar as, and to the extent that, such provisions may be effective without making it impossible to obtain insurance coverage from responsible companies qualified to do business in the state in which the Premises are located (even though extra premium may result therefrom). In the event that extra premium is payable by either party as a result of this provision, the other party shall reimburse the party paying such premium the amount of such extra premium. If at the request of one party, this non-subrogation provision is waived, then the obligation of reimbursement shall cease for such period of time as such waiver shall be effective, but nothing contained in this subsection shall derogate from or otherwise affect releases elsewhere herein contained of either party for claims. Each party shall be entitled to have certificates of any policies containing such provisions. Each party hereby waives all rights of recovery against the other for loss or injury to property against which the waiving party is protected by insurance (or is required to be to protected by insurance under this Lease) containing said provisions, reserving, however, any rights with respect to recoupment of any commercially reasonable deductibles under such insurance. Tenant shall not acquire as insured under any insurance carried on the Premises any right to participate in the adjustment of loss or to receive insurance proceeds and agrees upon request promptly to endorse and deliver to Landlord any checks or other instruments in payment of loss in which Tenant is named as payee.

4.2.5	Utilities. Tenant shall pay to Landlord all actual charges, without mark-up, for electricity supplied by Landlord and separately check metered (which shall include electricity for lights, outlets and VAV boxes), and charges for telephone and other utilities or services not supplied by Landlord pursuant to Subsections 5.1.1, 5.1.2, and 5.1.3, whether designated as a charge, tax, assessment, fee or otherwise, all such charges to be paid as the same from time to time become due. Except as otherwise provided in Article 5, it is understood and agreed that Tenant shall make its own arrangements for the installation or provision of all such utilities and that Landlord shall be under no obligation to furnish any utilities to the Premises and shall not be liable for any interruption or failure in the supply of any such utilities to the Premises. Any utilities for which Landlord bills Tenant shall be billed at the cost incurred by Landlord in obtaining such utilities.

4.3	Late Payment of Rent. If any installment of rent is paid after the date the same was due, and if on a prior occasion in the twelve (12) month period prior to the date such installment was due an installment of rent was paid after the same was due, then Tenant shall pay Landlord a late payment fee equal to five (5%) percent of the overdue payment.

4.4	Letter of Credit. The performance of Tenant’s obligations under this Lease shall be secured by a letter of credit throughout the term hereof in accordance with and subject to the following terms and conditions:

4.4.1	Amount of Letter of Credit. (a) Concurrently with Tenant’s execution and delivery of this Lease, Tenant shall deliver to Landlord an irrevocable standby letter of credit (the “Original Letter of Credit”) which shall be (i) in the form of Exhibit E attached to this Lease (the “Form LC”), (ii) issued by a bank reasonably satisfactory to Landlord, (iii) in the amount equal to the Letter of Credit Amount, and (iv) for a term of at least 1 year, subject to the provisions of Section 4.4.2 below. The Original Letter of Credit, any Additional Letters(s) of Credit and Substitute Letter(s) of Credit are referred to herein as the “Letter of Credit.”

4.4.2	Renewal of Letter of Credit. Each Letter of Credit shall be automatically renewable in accordance with the second to last paragraph of the Form LC; provided however, that Tenant shall be required to deliver to Landlord a new letter of credit (a “Substitute Letter of Credit”) satisfying the requirements for the Original Letter of Credit under Section 4.4.1 on or before the date 30 days prior to the expiration of the term of the Letter of Credit then in effect, if the issuer of such Letter of Credit gives notice of its election not to renew such Letter of Credit for any additional period pursuant thereto. Should any Letter of Credit contain a final expiration date, in addition to a current expiration date, such final expiration date shall be no earlier than 45 days following the Expiration Date of this Lease.

4.4.3	Draws to Cure Defaults. If the Fixed Rent, Additional Rent or any other sum payable to Landlord hereunder shall be overdue and unpaid or should Landlord make payments on behalf of the Tenant, or Tenant shall fail to perform any of the terms of this Lease in all cases beyond the expiration of all applicable notice and cure periods, then Landlord shall have the right, at any time thereafter to draw down from the Letter of Credit the amount necessary to cure such default. In the event of any such draw by the Landlord, Tenant shall, within 30 days of written demand therefor, deliver to Landlord an additional Letter of Credit (“Additional Letter of Credit”) satisfying the requirements for the Original Letter of Credit, except that the amount of such Additional Letter of Credit shall be the amount of such draw.

4.4.4	Draws to Pay Damages. In addition, if (i) this Lease shall have been terminated as a result of Tenant’s default under this Lease beyond the expiration of the applicable cure period, and/or (ii) this Lease shall have been rejected in a bankruptcy or other creditor-debtor proceeding, then Landlord shall have the right at any time thereafter to draw down from the Letter of Credit an amount sufficient to pay any and all damages payable by Tenant on account of such termination or rejection, as the case may be, pursuant to Article 8 hereof. In the event of bankruptcy or other creditor-debtor proceeding against Tenant, all proceeds of the Letter of Credit shall be deemed to be applied first to the payment of rent and other charges due Landlord for all periods prior to the filing of such proceedings.

4.4.5	Draws for Failure to Deliver Substitute Letter of Credit. If Tenant fails timely to deliver to Landlord a Substitute Letter of Credit, then Landlord shall have the right, at any time thereafter, without giving any notice to Tenant, to draw down the Letter of Credit and to hold the proceeds thereof (“Security Proceeds”) in a bank account in the name of Landlord, which may be withdrawn and applied by Landlord under the same circumstances and for the same purposes as if the Security Proceeds were a Letter of Credit. Upon any such application of Security Proceeds by Landlord, Tenant shall, within 30 days of written demand therefor, deliver to Landlord an Additional Letter of Credit in the amount of Security Proceeds so applied.

4.4.6	Transferability. Landlord shall transfer its beneficial interest under the Letter of Credit or any Security Proceeds in connection with (i) Landlord’s sale or transfer of the Building, or (ii) the addition, deletion or modification of any beneficiaries under the Letter of Credit, and the Letter of Credit shall specifically state on its face that it is transferable by Landlord, its successors and assigns. Tenant agrees to pay Landlord upon demand, as Additional Rent, all costs and fees charged to effect such transfer.

4.4.7	Return of Letter of Credit at End of Term. Within 45 days after the expiration of the term, Landlord shall return the Letter of Credit and/or Security Proceeds (or such portion thereof that remains following any draw made by Landlord thereupon pursuant to the terms of the Lease) to Tenant.

ARTICLE 5

Landlord’s Covenants

5.1	Affirmative Covenants. Landlord covenants with Tenant:

5.1.1	Heat and Air-Conditioning. To furnish to the Premises heat and air-conditioning (reserving the right, at any time, to change energy or heat sources) sufficient to maintain the Premises at comfortable temperatures (subject to all federal, state, and local regulations relating to the provision of heat), during such hours of the day and days of the year that the Building is normally open (the “Normal Business hours”), which are 8:00 a.m.—6:00 p.m. on Mondays—Fridays, and 8:00 a.m.—12:00 p.m. on Saturdays, except for the following national holidays on which the Building is closed: New Year’s Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. If Tenant shall require air-conditioning outside Normal Business Hours, Landlord shall, upon request of Tenant received at least 24 hours prior to the time such additional air conditioning is required, furnish such service or cause such service to be furnished and Tenant shall pay, as Additional Rent, such charges as may from time to time be established by Landlord and be in effect to cover Landlord’s costs of providing such service (Landlord hereby representing that currently such charge is $50.00/hour).

5.1.1.1	Roof Top Chillers. In addition to the base building heat and air-conditioning being supplied by Landlord pursuant to Section 5.1.1, Tenant shall have the right, upon written request to Landlord, and subject to availability, to have non-exclusive use of the two approximately 100 ton roof top chillers located on the roof of the Building (the “Roof Top Chillers”). In the event that Tenant elects to use the same, Tenant shall, subject to the terms of Section 6.1.3 hereof, maintain and repair the Roof Top Chillers at Tenant’s sole cost and expense. To the extent that Tenant uses the Roof Top Chillers, Tenant shall pay to Landlord, as Additional Rent, its proportionate share, based upon Tenant’s usage of the Roof Top Chiller, of all costs incurred by Landlord in association with the use and operation of the Roof Top Chillers.

5.1.2	Electricity. To furnish to the Premises, separately metered by check meter and at the direct expense of Tenant as hereinabove provided, reasonable electricity for Tenant’s Permitted Uses. If Tenant shall require electricity in excess of reasonable quantities for Tenant’s Permitted Uses and if (i) in Landlord’s reasonable judgment, Landlord’s facilities are inadequate for such excess requirements, or (ii) such excess use shall result in an additional burden on the Building utilities systems and additional cost to Landlord on account thereof, as the case may be, (a) Tenant shall, upon demand, reimburse Landlord for such additional cost, as aforesaid, or (b) Landlord, upon written request, and at the sole cost and expense of Tenant, will furnish and install such additional wire, conduits, feeders, switchboards and appurtenances as reasonably may be required to supply such additional requirements of Tenant (if electricity therefor is then available to Landlord), provided that the same shall be permitted by applicable laws and insurance regulations and shall not cause permanent damage or injury to the Building or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or repairs.

5.1.3

Cleaning; Water. To provide cleaning to the Premises in accordance with cleaning and janitorial standards generally prevailing throughout the term hereof in comparable office buildings within the municipality in which the Building is located; and to furnish water for ordinary cleaning, lavatory and toilet facilities. If Tenant shall require water in excess of reasonable quantities, and provided that the same shall be permitted by applicable laws and insurance regulations and shall not cause permanent damage or injury to the Building or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or repairs, Landlord may, at Tenant’s sole expense, install such additional plumbing and appurtenances as reasonably may be required to supply such excess water, and, irrespective of whether any such alterations have been made, may either (i) assess a reasonable charge for the additional water so used, or (ii) at Landlord’s election and at the sole cost and expense of Tenant, install a water meter to measure Tenant’s usage, in which event Tenant shall pay for such usage as is shown on such meter.

5.1.4	Elevator; Fire Alarm. To furnish elevator service (if any) from the lobby to the Premises; and to maintain fire alarm systems within the Building. Subject to the terms of this Lease, including but not limited to Section 6.2.5 hereof, Tenant shall have the right, during such time as Tenant leases the entirety of the leasable area on the second (2nd) floor of the Building, to modify the elevator system so as to restrict elevator access to the second floor of the Building to Tenant ,Tenant-related guests and Landlord. Landlord shall in no way be liable for any security system so installed by Tenant, and Tenant shall indemnify, defend and hold harmless Landlord from and against any and all claims, costs, expenses, fees or suits arising out of accidents, damage, injury or loss to any and all persons and property, arising from such work.

5.1.5	Repairs. Except as otherwise expressly provided herein, to make such repairs and replacements to the roof, exterior walls, floor slabs and other structural components of the Building, and to the common areas, facilities and plumbing, elevators, electrical, heating, ventilating and air-conditioning systems of the Building as may be necessary to keep them in good repair and condition (exclusive of equipment installed by Tenant and except for those repairs required to be made by Tenant pursuant to Section 6.1.3 hereof and repairs or replacements occasioned by any act or negligence of Tenant, its servants, agents, customers, contractors, employees, invitees, or licensees).

5.1.6	Landscaping, Snow Removal, Grounds Maintenance. To provide landscaping and grounds maintenance as necessary to keep the Premises in first-class condition consistent with other properties in the area; and to cause snow to be removed from the parking area serving the Building and the sidewalks, driveways and loading area on the Premises; and to repave and restripe the parking area and maintain and replace the outdoor lighting therein as and when reasonably necessary.

5.1.7	Insurance. To take out and maintain throughout the term (i) all-risk casualty insurance in an amount equal to 100% of the replacement cost of the Building above foundation walls, and (ii) comprehensive general liability insurance with respect to the Property in commercially reasonable amounts.

5.1.8	Access. Tenant shall have access to the Premises 24 hours a day, 7 days a week, 365 days a year.

5.1.9	Compliance with Laws: Landlord shall comply with all applicable laws relating to the Building, provided that compliance with such applicable laws is not the responsibility of Tenant under this Lease or another tenant or occupant under its lease, and provided further that Landlord’s failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant, its employees or visitors, or otherwise materially interfere with or materially affect Tenant’s Permitted Use of the Premises. Notwithstanding the foregoing, Landlord shall not be obligated to comply with any law to the extent it has a good faith objection to such compliance and is pursuing the same with applicable authorities. Landlord shall be permitted to include in Operating Costs any costs or expenses incurred by Landlord under this Subsection 5.1.9 to the extent consistent with, and subject to, the terms of Section 4.2.3 of this Lease.

5.2	Interruption. Landlord shall be under no responsibility or liability for failure or interruption of any of the above-described services, repairs or replacements caused by breakage, accident, strikes, repairs, inability to obtain supplies, labor or materials, or for any other causes beyond the control of the Landlord, and in no event for any indirect or consequential damages to Tenant; and failure or omission on the part of the Landlord to furnish any of same for any of the reasons set forth in this paragraph shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of rent, nor render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease. Notwithstanding the foregoing, if Landlord fails to provide any service that it is required to provide above so that Tenant’s ability to conduct business at the Premises is materially adversely affected for a period of five (5) consecutive business days after written notice thereof from Tenant to Landlord, then, provided that such failure or Landlord’s inability to cure such condition is not (i) due to a cause beyond Landlord’s reasonable control and/or (ii) generally affecting other buildings in the vicinity of the Premises (such as a neighborhood power outage or a water main break) or a fire or other casualty or taking (which shall be governed by Article 7 below) or the fault or negligence of Tenant or any of its agents, employees or contractors, the Fixed Rent and Additional Rent shall be equitably abated based upon the impact thereof on Tenant’s ability to conduct business in the Premises until such service(s) is restored to their level prior to the interruption.

5.3	Outside Services. In the event Tenant wishes to provide outside services for the Premises over and above those services to be provided by Landlord as set forth herein, Tenant shall first obtain the prior written approval of Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) for the installation and/or utilization of such services (“Outside services” shall include, but shall not be limited to, cleaning services, television, so-called “canned music” services, security services, catering services and the like.) In the event Landlord approves the installation and/or utilization of such services, such installation and utilization shall be at Tenant’s sole cost, risk and expense.

ARTICLE 6

Tenant’s Additional Covenants

6.1	Affirmative Covenants. Tenant covenants at all times during the term and for such further time (prior or subsequent thereto) as Tenant occupies the Premises or any part thereof:

6.1.1	Perform Obligations. To perform promptly all of the obligations of Tenant set forth in this Lease; and to pay when due the Fixed Rent and Additional Rent and all charges, rates and other sums which by the terms of this Lease are to be paid by Tenant.

6.1.2	Use. To use the Premises only for the Permitted Uses, and from time to time to procure all licenses and permits necessary therefor, at Tenant’s sole expense. Tenant represents, warrants, and agrees that Tenant’s “laboratory” use of the Premises shall be limited to the installation and operation of coffee machines and the testing of Tenant’s coffee products on such machines, and that this laboratory use shall be limited to the original Tenant named herein and not to any assignee or subtenant (other than those permitted without Landlord’s prior consent pursuant to Section 6.2.1). With respect to any licenses or permits for which Tenant may apply, pursuant to this subsection 6.1.2 or any other provision hereof, Tenant shall furnish Landlord copies of applications therefor on or before their submission to the governmental authority. Landlord makes no representation or warranty as to whether the Permitted Uses are permissible under applicable law.

6.1.3

Repair and Maintenance. To maintain the Premises in neat order and condition and to perform all routine and ordinary repairs to the Premises and to any plumbing, heating, electrical, ventilating and air-conditioning systems located within the Premises and installed by Tenant such as are necessary to keep them in good working order, appearance and condition, as the case may require, reasonable use and wear thereof and damage by fire or by unavoidable casualty only excepted; to keep all glass in windows and doors of the Premises (except glass in the exterior walls of the Building) whole and in good condition with glass of the same quality as that injured or broken; and to make as and when needed as a result of misuse by, or neglect or improper conduct of Tenant or Tenant’s servants, employees, agents, invitees or licensees or otherwise, all repairs necessary, which repairs and replacements shall be in quality and class equal to the original work.

6.1.4	Compliance with Law. To make all repairs, alterations, additions or replacements to the Premises required by any law or ordinance or any order or regulation of any public authority which are required on account of Tenant’s particular use of the Premises or any work performed therein by or on behalf of Tenant; to keep the Premises equipped with all safety appliances so required; and to comply with the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises, except that Tenant may defer compliance so long as the validity of any such law, ordinance, order or regulations shall be contested by Tenant in good faith and by appropriate legal proceedings, if Tenant first gives Landlord appropriate assurance or security against any loss, cost or expense on account thereof.

6.1.5	Indemnification. To save harmless, exonerate and indemnify Landlord, its agents (including, without limitation, Landlord’s managing agent) and employees (such agents and employees being referred to collectively as the “Landlord Related Parties”) from and against any and all claims, liabilities or penalties asserted by or on behalf of any person, firm, corporation or public authority on account of injury, death, damage or loss to person or property in or upon the Premises and the Property arising out of the use or occupancy of the Premises by Tenant or by any person claiming by, through or under Tenant (including, without limitation, all patrons, employees and customers of Tenant), or arising out of any delivery to or service supplied to the Premises, or on account of or based upon anything whatsoever done on the Premises, except if the same was caused by the willful negligence, fault or misconduct of Landlord or the Landlord Related Parties. In respect of all of the foregoing, Tenant shall indemnify Landlord and the Landlord Related Parties from and against all costs, expenses (including reasonable attorneys’ fees), and liabilities incurred in or in connection with any such claim, action or proceeding brought thereon; and, in case of any action or proceeding brought against Landlord or the Landlord Related Parties by reason of any such claim, Tenant, upon notice from Landlord and at Tenant’s expense, shall resist or defend such action or proceeding and employ counsel therefor reasonably satisfactory to Landlord.

6.1.6	Landlord’s Right to Enter. To permit Landlord and its agents to enter into and examine the Premises at reasonable times and upon reasonable prior notice (except in the case of emergency, where no prior notice shall be required) to show the Premises, and to make repairs to the Premises, and, during the last six (6) months prior to the expiration of this Lease, to keep affixed in suitable places notices of availability of the Premises.

6.1.7	Personal Property at Tenant’s Risk. All of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises, shall be at the sole risk and hazard of Tenant and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord, except that Landlord shall in no event be indemnified or held harmless or exonerated from any liability to Tenant or to any other person, for any injury, loss, damage or liability to the extent prohibited by law.

6.1.8	Payment of Landlord’s Cost of Enforcement. To pay on demand Landlord’s expenses, including reasonable attorneys’ fees, incurred in enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease as provided in Section 8.4.

6.1.9	Yield Up. At the expiration of the term or earlier termination of this Lease: to surrender all keys to the Premises; to remove all of its trade fixtures and personal property in the Premises; to deliver to Landlord stamped architectural plans showing the Premises at yield up (which may be the initial plans if Tenant has made no installations after the Commencement Date); to remove such computer and telecommunications wiring and cabling as Landlord may request, it being understood that if Tenant leaves such wiring and cabling in a useable condition, Landlord, although having the right to request removal thereof, is less likely to so request, and all Tenant’s signs wherever located; to repair all damage caused by such removal and to yield up the Premises (including all installations and improvements made by Tenant except for trade fixtures and such of said installations or improvements as Landlord shall request Tenant to remove), broom-clean and in the same good order and repair in which Tenant is obliged to keep and maintain the Premises by the provisions of this Lease. Tenant, at the time of making any installation in connection with Tenant’s “laboratory” use, may request in writing Landlord’s written permission to leave such installation in the Premises at the expiration or earlier termination of this Lease. Landlord shall, within ten (10) days after receipt of Tenant’s request, notify Tenant in writing as to whether such installation may or may not remain in the Premises at the expiration or earlier termination of this Lease. With regard to any installations, alterations or additions made in connection with Tenant’s “laboratory” use of the Premises that Landlord has so designated for removal, Tenant shall remove such items and restore the applicable portion of the Premises to a shell condition. If Landlord so notifies Tenant that such installation may remain in the Premises at the expiration or earlier termination of this Lease, Landlord shall thereafter not be permitted to request or require that such installation be removed, disassembled or otherwise modified at the expiration or earlier termination of the Lease, or otherwise. Any property not so removed shall be deemed abandoned and, if Landlord so elects, deemed to be Landlord’s property, and may be retained or removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the entire cost and expense incurred by it in effecting such removal and disposition and in making any incidental repairs and replacements to the Premises and for use and occupancy during the period after the expiration of the term and prior to its performance of its obligations under this subsection 6.1.9. Tenant shall further indemnify Landlord against all loss, cost and damage resulting from Tenant’s failure and delay in surrendering the Premises as above provided, it being agreed that notwithstanding the foregoing, that Tenant shall not be liable for any consequential damages in the event that Tenant occupies the Premises for fewer than thirty (30) days beyond the expiration or earlier termination of this Lease. Except as specifically provided for in this Section 6.1.9, Tenant shall not be liable for any consequential damages under or for any breach of any provision of this Lease.

If the Tenant remains in the Premises beyond the expiration or earlier termination of this Lease, such holding over shall be without right and shall not be deemed to create any tenancy, but the Tenant shall be a tenant at sufferance only at a daily rate of rent equal to two (2) times the rent and other charges in effect under this Lease as of the day prior to the date of expiration of this Lease.

6.1.10	Rules and Regulations. To comply with the Rules and Regulations set forth in Exhibit F, and with all reasonable non-discriminatory Rules and Regulations of general applicability to all tenants of the Building hereafter made by Landlord, of which Tenant has been given notice; Landlord shall not be liable to Tenant for the failure of other tenants of the Building to conform to such Rules and Regulations. To the extent that there is any inconsistency between any portion of the Rules and Regulations promulgated after the date of this Lease and the terms of this Lease, the terms of this Lease shall control. Landlord shall enforce the Rules and Regulations in a non-discriminatory manner.

6.1.11

Estoppel Certificate. Upon not less than ten (10) days’ prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing, which may be in the form attached hereto as Exhibit G or in another form reasonably similar thereto, or such other form as Landlord may provide from time to time, certifying all or any of the following: (i) that this Lease is unmodified and in full force and effect, (ii) whether the term has commenced and Fixed Rent and Additional Rent have become payable hereunder and, if so, the dates to which they have been paid, (iii) whether or not Landlord is in default in performance of any of the terms of this Lease, (iv) whether Tenant has accepted possession of the Premises, (v) whether Tenant has made any claim against Landlord under this Lease and, if so, the nature thereof and the dollar amount, if any, of such claim, (vi) whether there exist any offsets or defenses against enforcement of any of the terms of this Lease upon the part of Tenant to be performed, and (vii) such further information with respect to the Lease or the Premises as Landlord may reasonably request. Any such statement delivered pursuant to this subsection 6.1.11 may be relied upon by any prospective purchaser or mortgagee of the Premises, or any prospective assignee of such mortgage. Tenant shall also deliver to Landlord such then-available financial information as may be reasonably required by Landlord to be provided to any mortgagee or prospective purchaser of the Premises, subject in each case to the execution and delivery by the recipient of a commercially reasonable confidentiality agreement.

6.1.12	Landlord’s Expenses Re Consents. To reimburse Landlord promptly on demand for all reasonable legal expenses incurred by Landlord in connection with all requests by Tenant for consent or approval hereunder.

6.2	Negative Covenants. Tenant covenants at all times during the term and such further time (prior or subsequent thereto) as Tenant occupies the Premises or any part thereof:

6.2.1	Assignment and Subletting. Not to assign, transfer, mortgage or pledge this Lease or to sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the Premises or suffer or permit this Lease or the leasehold estate hereby created or any other rights arising under this Lease to be assigned, transferred or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the occupancy of the Premises by anyone other than Tenant without the prior written consent of Landlord. In the event Tenant desires to assign this Lease or sublet any portion or all of the Premises, other than a sublease or assignment for which Landlord’s consent is not required as hereinafter provided, Tenant shall notify Landlord in writing of Tenant’s intent to so assign this Lease or sublet the Premises and the proposed effective date of such subletting or assignment, and shall request in such notification that Landlord consent thereto. In such a case, Landlord may, by written notice to Tenant within fifteen (15) business days after receipt of Tenant’s notice, terminate this Lease in the case of a proposed assignment, or suspend this Lease pro tanto for the period and with respect to the space involved in the case of a proposed subletting (other than a sublease or assignment for which Landlord’s consent is not required, as hereinafter provided), by giving written notice of termination or suspension to Tenant, with such termination or suspension to be effective as of the effective date of such assignment or subletting. If Landlord does so terminate, Tenant may withdraw its notice of intention to sublease or assign, which shall have the effect of voiding such termination. If Landlord does not so terminate or suspend, Landlord’s consent shall not be unreasonably withheld to an assignment or to a subletting, provided that the following conditions are met:

(i)	the assignee or subtenant shall use the Premises only for the Permitted Uses;

(ii)	with respect to a subletting, that after such subletting the initial Tenant named herein occupies at least fifty (50%) percent of the Rentable Floor Area of the Premises;

(iii)	the proposed assignee or subtenant has a net worth and creditworthiness reasonably acceptable to Landlord (it being agreed that if a proposed assignee or subtenant has a net worth equal to or greater than $25,000,000.00, such net worth shall be acceptable to Landlord);

(iv)	the amount of the aggregate rent to be paid by any proposed subtenant of space on the first or second floor portions of the Premises is not less than seventy five percent (75%) of the current market rate for such portions of the Premises; and

(v)	the proposed assignee or subtenant is not then a tenant in the Building, or an entity with which Landlord is dealing or has dealt within the preceding six months regarding the possibility of leasing space, provided in either case that Landlord has other available space in the Building that will meet the applicable requirement.

The provisions of the preceding paragraph shall not apply to, and Landlord’s prior consent shall not be required for, (i) transfers with an entity into or with which Tenant is merged or consolidated or (ii) transfers with an entity to which all of Tenant’s stock or all or substantially all of Tenant’s assets are transferred or (iii) transfers to any entity (a “Related Entity”) which controls, is controlled by, or is under common control with Tenant, provided that in any of such events (A) such entity or successor to Tenant (specifically excluding a Related Entity) has a net worth computed in accordance with generally accepted accounting principles at least equal to $25,000,000.00, (B) proof reasonably satisfactory to Landlord of such net worth shall have been delivered to Landlord within at least ten (10) days of the effective date of any such transaction (except in connection with a transfer to a Related Entity), (C) in the case of an assignment, the assignee agrees directly with Landlord, by written instrument in form reasonably satisfactory to Landlord, to perform all the obligations of Tenant; (D) in the case of a sublease, the sublessee agrees, in a written sublease instrument in form reasonably satisfactory to Landlord, to abide by all of the terms and covenants of this Lease (excepting for payment of rent, and with regard to all other covenants only to the extent such covenants apply to the portion of the Premises being sublet) and the sublessee occupies the Premises for the Permitted Uses and no other use; and (E) nothing shall impair the continuing primary liability of Tenant hereunder.

Tenant shall furnish Landlord with any information reasonably requested by Landlord to enable Landlord to determine whether the proposed assignment or subletting complies with the foregoing requirements, including without limitation, financial statements relating to the proposed assignee or subtenant. Tenant agrees that it shall not advertise for subletting any space on the third floor portion of the Premises at an aggregate rental rate that is less than 75% of the current market rate for such portion of the Premises.

Tenant shall, as Additional Rent, reimburse Landlord promptly for Landlord’s reasonable legal expenses incurred in connection with any request by Tenant for such consent. If Landlord consents thereto, no such subletting or assignment shall in any way impair the continuing primary liability of Tenant hereunder, and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the obligation to obtain the Landlord’s written approval in the case of any other subletting or assignment.

If for any assignment or sublease consented to by Landlord hereunder Tenant receives rent or other consideration, either initially or over the term of the assignment or sublease, in excess of the rent called for hereunder, or in case of sublease of part, in excess of such rent fairly allocable to the part, after appropriate adjustments to assure that all other payments called for hereunder are appropriately taken into account and after deduction for reasonable marketing expenses of Tenant in connection with the assignment or sublease, to pay to Landlord as Additional Rent fifty (50%) percent of the excess of each such payment of rent or other consideration received by Tenant promptly after its receipt.

If at any time during the term of this Lease, there is a name change, reformation or reorganization of the Tenant entity, Tenant shall so notify Landlord and deliver evidence reasonably satisfactory to Landlord documenting such name change, reformation or reorganization. If, at any time during the term of this Lease, there is a transfer of a controlling interest in the stock, membership or general partnership interests of Tenant, Tenant shall so notify Landlord and (whether or not Tenant so notifies Landlord) such transfer shall be deemed an assignment subject to the terms of this Section 6.2.1. The provisions of the immediately preceding sentence shall not apply to any such changes in controlling interests occurring during such times that Tenant has a net worth equal to or greater than $25,000,000.00. This paragraph shall not apply if the Tenant is a corporation and the outstanding voting stock thereof is listed on a recognized securities exchange.

With respect to any assignment or subletting during the original term of this Lease, such assignment shall not include the right granted to Tenant under Section 2.3 hereinabove to extend the term, and such sublease shall be for a term expiring no later than the Expiration Date.

6.2.2	Nuisance. Not to injure, deface or otherwise harm the Premises; nor commit any nuisance; nor permit in the Premises any vending machine (except such as is used for the sale of merchandise to employees of Tenant) or inflammable fluids or chemicals (except such as are customarily used in connection with standard office equipment); nor permit any cooking to such extent as requires special exhaust venting; nor permit the emission of any objectionable noise or odor; nor make, allow or suffer any waste; nor make any use of the Premises which is improper, offensive or contrary to any law or ordinance or which will invalidate any of Landlord’s insurance; nor conduct any auction, fire, “going out of business” or bankruptcy sales. Notwithstanding the foregoing, Landlord recognizes that a coffee odor may be present in the Premises, and that such odor in and of itself shall not be objectionable, provided that, immediately upon notice to Tenant from Landlord (which may be oral notice), Tenant shall eliminate any obnoxious fumes, odors and gases (included but not limited to said coffee odor) such that the same shall not be detectable from outside of the Premises.

6.2.3	Hazardous Wastes and Materials. Not to dispose of any hazardous wastes, hazardous materials or oil on the Premises or the Property, or into any of the plumbing, sewage, or drainage systems thereon, and to indemnify and save Landlord harmless from all claims, liability, loss or damage, including, without limitation, liability under any federal, state, or local laws, requirements and regulations, or damage to any of the aforesaid systems, arising on account of the use or disposal of hazardous wastes, hazardous materials or oil, by Tenant or Tenant’s agents, employees, invitees or contractors. Tenant shall comply with all governmental reporting requirements with respect to hazardous wastes, hazardous materials and oil, and shall deliver to Landlord copies of all reports filed with governmental authorities.

6.2.4	Floor Load; Heavy Equipment. Not to place a load upon any floor of the Premises exceeding the floor load per square foot area which such floor was designed to carry and which is allowed by law. Landlord reserves the right to prescribe the weight and position of all heavy business machines and equipment, including safes, which shall be placed so as to distribute the weight. Business machines and mechanical equipment which cause vibration or noise shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, freight or fixtures into or out of the Premises except in such manner and at such time as Landlord shall in each instance authorize.

6.2.5	Installation, Alterations or Additions. Not to make any installations, alterations or additions in, to or on the Premises nor to permit the making of any holes in the walls, partitions, ceilings or floors nor the installation or modification of any locks or security devices without on each occasion obtaining the prior written consent of Landlord, and then only pursuant to plans and specifications approved by Landlord in advance in each instance. All approvals of Landlord required hereunder shall not be unreasonably withheld or delayed in the case of non-structural interior alterations that do not impair the structural integrity of the Building, impact the Building systems, or involve penetration of the roof or exterior walls. Landlord shall be deemed to have approved any request submitted by Tenant, if (x) Landlord fails to respond within ten (10) business days after receiving a request for such approval, and (y) following such ten (10) business day period, Landlord fails to respond within an additional five (5) business days after receiving a second request containing a prominent reference in bold print, with reference to this particular section of the Lease, advising Landlord that failure to respond to such notice shall result in deemed approval of the matters subject to such notice. Tenant shall pay promptly when due the entire cost of any work to the premises undertaken by Tenant so that the Premises shall at all times be free of liens for labor and materials, and at Landlord’s request Tenant shall furnish to Landlord a bond or other security acceptable to Landlord assuring that any work commenced by Tenant will be completed in accordance with the plans and specifications theretofore approved by Landlord and assuring that the Premises will remain free of any mechanics’ lien or other encumbrance arising out of such work. In any event, Tenant shall, at Tenant’s election, forthwith bond against or discharge any mechanics’ liens or other encumbrances that may arise out of such work. Tenant shall procure all necessary licenses and permits at Tenant’s sole expense before undertaking such work. All such work shall be done in a good and workmanlike manner employing materials of good quality and so as to conform with all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws. Tenant shall save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work.

Not to grant a security interest in, or to lease, any personal property being installed in the Premises (including, without limitation, demountable partitions) without first obtaining for the benefit of Landlord an agreement, in the form attached hereto as Exhibit H in all material respects, wherein Landlord waives any lien rights to such items, from the secured party or lessor that such property will be removed within fifteen (15) business days after notice from Landlord of the expiration or earlier termination of this Lease and that a failure to so remove will subject such property to the provisions of subsection 6.1.9 of the Lease.

6.2.5.1	Back-up Generator. A. Without waiver of the provisions of the first paragraph of this Section 6.2.5, Tenant shall have the right, at its sole expense, subject to Tenant obtaining all requisite permits and otherwise in compliance with all applicable codes and laws, to install, maintain, repair, replace and operate a emergency generator having a capacity no greater than what is then permitted by the applicable local building code (the generator is referred to as the “Generator”) in a mutually acceptable location (the “Generator Area”), provided Tenant shall promptly repair any damage caused to the Building or to the Property caused by reason of such installation and operation. Tenant shall not install the Generator in the Generator Area without Landlord’s prior approval of the manner of and the plans and specifications for such installation and screening if reasonably required by Landlord. If such installation shall result in an increase in premiums for Landlord’s insurance coverage for the Building, then Tenant shall be liable for the increase as Additional Rent hereunder.

B. Tenant agrees that upon the expiration or earlier termination of this Lease, Tenant shall, in accordance with subsection 6.1.9 hereof, remove the Generator, at Tenant’s expense, and promptly repair and restore any damage to the Property or the Building due to such removal. If the Generator is not so removed by Tenant upon the expiration of the term of this Lease, then it shall become the property of Landlord and, if Landlord so elects, Landlord shall remove the same and charge Tenant for the cost of removal, including costs, if any, associated with restoration of the Property due to such removal.

C. Tenant shall indemnify, defend and hold harmless Landlord from and against any and all claims, costs, expenses, fees or suits arising out of accidents, damage, injury or loss to any and all persons and property, arising from the installation, maintenance, operation and repair of the Generator, unless caused by the fault or negligence of Landlord, its agents, employees and contractors. Tenant shall obtain insurance coverage for the benefit of Landlord and its managing agent in such amount and of such type as Landlord may reasonably require.

D The installation, maintenance and operation of the Generator shall be at Tenant’s sole cost and expense, and shall be performed in accordance with all applicable laws and requirements of applicable governmental authorities, and otherwise in accordance with the terms of this Lease (including but not limited to Section 6.2.2 hereof).

E. It is expressly understood that the right to install and operate the Generator is personal to the initial Tenant named herein, and may not be assigned. In no event shall any other person or entity be permitted to use the Generator.

6.2.5.2	Air Compressor. A. Without waiver of the provisions of the first paragraph of this Section 6.2.5, Tenant shall have the right, at its sole expense, and subject to Tenant obtaining all requisite permits and otherwise in compliance with all applicable codes and laws, to install, maintain, repair, replace and operate an air compressor (the air compressor is referred to as the “Air Compressor”), such Air Compressor to be located in a mutually acceptable location of the loading dock area of the Building or the Premises (the “Air Compressor Area”), provided Tenant shall promptly repair any damage caused to the Building or to the Property caused by reason of such installation and operation. Tenant shall not install the Air Compressor in the Air Compressor Area without Landlord’s prior approval of the manner of and the plans and specifications for such installation and screening if reasonably required by Landlord. If such installation shall result in an increase in premiums for Landlord’s insurance coverage for the Building, then Tenant shall be liable for the increase as Additional Rent hereunder.

B. Tenant agrees that upon the expiration or earlier termination of this Lease, Tenant shall, in accordance with subsection 6.1.9 hereof, remove the Air Compressor, at Tenant’s expense, and promptly repair and restore any damage to the Property or the Building due to such removal. If the Air Compressor is not so removed by Tenant upon the expiration of the term of this Lease, then it shall become the property of Landlord and, if Landlord so elects, Landlord shall remove the same and charge Tenant for the cost of removal, including costs, if any, associated with restoration of the Property due to such removal.

C. Tenant shall indemnify, defend and hold harmless Landlord from and against any and all claims, costs, expenses, fees or suits arising out of accidents, damage, injury or loss to any and all persons and property, arising from the installation, maintenance, operation and repair of the Air Compressor, unless caused by the fault or negligence of Landlord, its agents, employees and contractors. Tenant shall obtain insurance coverage for the benefit of Landlord and its managing agent in such amount and of such type as Landlord may reasonably require.

D The installation, maintenance and operation of the Air Compressor shall be at Tenant’s sole cost and expense, and shall be performed in accordance with all applicable laws and requirements of applicable governmental authorities, and otherwise in accordance with the terms of this Lease (including but not limited to Section 6.2.5 hereof), it being understood that Tenant, in the event such Air Compressor interferes with another tenant or occupant’s use of its premises as a result of noise or vibration, shall be solely responsible for eliminating such interference.

E. It is expressly understood that the right to install and operate the Air Compressor is personal to the initial Tenant named herein, and may not be assigned. In no event shall any other person or entity be permitted to use the Generator.

6.2.6	Abandonment. Not to abandon the Premises during the term.

6.2.7	Signs. Not without Landlord’s prior written approval to paint or place any signs or place any curtains, blinds, shades, awnings, aerials, or the like, visible from outside the Premises. Landlord shall provide Tenant with standard Building signage on all Building directories, and shall install a Building standard sign at the main entry to the Premises identifying Tenant. Landlord shall erect a monument sign at the entrance to Walkers Brook Drive, which monument shall include the name of the Property as well as Tenant’s name, and, if Landlord elects, the names of up to three (3) other tenants or occupants of the Building, none of which shall be larger on such sign than Tenant’s name. In addition, if either (1) following the initial lease-up of the Building, Tenant is the largest tenant of the Building (as determined by total rentable square footage leased), or (2) if the Premises are increased to more than 50,000 rentable square feet, then Tenant shall have the right, at Tenant’s sole cost and expense and pursuant to the terms of this Section 6.2.7, to install one (1) sign on the exterior of the Building (the “Exterior Sign”) visible from Route 128. The Exterior Sign will be located at a mutually acceptable location on the Building, and shall be at a top elevation on the Building (it being understood that no other tenant’s sign shall appear at a higher elevation than or be larger than the Exterior Sign). In the event that Tenant has the right to the Exterior Sign by virtue of being the largest tenant of the Building as set forth in (1) above, then Tenant shall, as Additional Rent, pay Landlord $25,000.00 per year for the Exterior Sign (the “Exterior Sign Rent”). No Exterior Sign Rent shall be due for any time period within which Tenant has the right to the Exterior Sign by virtue of the Premises containing 50,000 or more rentable square feet as set forth in (2) above. All signage shall be subject to all applicable local building codes, laws and ordinances, and, in the event Tenant has the right to the same, Tenant shall obtain any and all permits necessary for the installation of the Exterior Sign. To the extent it has the right to the same, Tenant shall be solely responsible for the maintenance and repair of the Exterior Sign.

6.2.8	Parking and Storage. Not to permit any storage of materials outside of the Premises; nor to permit the use of the parking areas for either temporary or permanent storage of trucks; nor permit the use of the Premises for any use for which heavy trucking would be customary (it being understood that Tenant shall be permitted to have up to five (5) deliveries made to the Premises per week by a tractor trailer truck, provided in no event shall any such truck park in the parking area overnight).

ARTICLE 7

Casualty or Taking

7.1	Termination. In the event that the Premises or the Building, or any material part thereof, shall (a) be taken by any public authority or for any public use, or (b) be destroyed or Substantially Damaged (as hereafter defined) by fire or casualty, or by the action of any public authority, or (c) be destroyed or damaged by fire or other casualty, or taking, and the net proceeds of insurance recovered or damages awarded is insufficient to pay for the cost of restoration work, then this Lease may be terminated at the election of Landlord. As used herein, the term “Substantially Damaged” shall mean that more that 25% of the rentable floor area of the Building has been destroyed or rendered untenantable. Such election, which may be made notwithstanding the fact that Landlord’s entire interest may have been divested, shall be made by the giving of notice by Landlord to Tenant within sixty (60) days after the date of the taking or casualty. Notwithstanding the foregoing, if Landlord elects to terminate this Lease because the Building is Substantially Damaged by fire or casualty, or by the action of any public authority, or because the net proceeds of insurance or damages awarded are insufficient for the restoration work, and in either case the Premises are not damaged or affected, then Landlord shall only be permitted to terminate this Lease if it so terminates the leases of all other tenants of the Building. In the event that the Premises are destroyed or damaged by fire or casualty, or if there is a taking of a material part of the Premises or Building, and, in the reasonable opinion of an independent architect or engineer selected by Landlord, cannot be repaired or restored within three hundred and sixty five (365) days from the date of such event, then this Lease may be terminated at the election of Landlord or Tenant, which election shall be made by the giving of notice to the other party within thirty (30) days after the date the opinion of the architect or engineer is made available to the parties.

7.2

Restoration. If Landlord does not elect to so terminate, this Lease shall continue in force and a just proportion of the rent reserved, according to the nature and extent of the damages sustained by the Premises, shall be suspended or abated until the Premises, or what may remain thereof, shall be put by Landlord in proper condition for use, which Landlord covenants to do with reasonable diligence to the extent permitted by the net proceeds of insurance recovered or damages awarded for such taking, destruction or damage and subject to zoning and building laws or ordinances then in existence. “Net proceeds of insurance recovered or damages awarded” refers to the gross amount of such insurance or damages less the reasonable expenses of Landlord incurred in connection with the collection of the same, including without limitation, fees and expenses for legal and appraisal services. Notwithstanding anything herein to the contrary, if Landlord for any reason (including any of the reasons described in Section 10.5 below) shall not have restored the Premises within three hundred and sixty five (365) days from the date of such event, and such failure is not a result of delays caused by Tenant, Tenant shall have the right to terminate this Lease by giving notice of such termination to Landlord, effective at the expiration of thirty (30) days from the giving of such notice; provided however, that such termination will be rendered ineffective if, prior to the expiration of said 30-day period, Landlord shall have completed such restoration.

7.3	Award. Irrespective of the form in which recovery may be had by law, all rights to damages or compensation shall belong to Landlord in all cases. Tenant hereby grants to Landlord all of Tenant’s rights to such damages and covenants to deliver such further assignments thereof as Landlord may from time to time request.

ARTICLE 8

Defaults

8.1	Events of Default. (a) If Tenant shall default in the performance of any of its obligations to pay the Fixed Rent, Additional Rent or any other sum due Landlord hereunder and if such default shall continue for ten (10) days after written notice from Landlord designating such default or if within thirty (30) days after written notice from Landlord to Tenant specifying any other default or defaults Tenant has not commenced diligently to correct the default or defaults so specified or has not thereafter diligently pursued such correction to completion, or (b) if any assignment shall be made by Tenant or any guarantor of Tenant for the benefit of creditors, or (c) if Tenant’s leasehold interest shall be taken on execution, or (d) if a lien or other involuntary encumbrance is filed against Tenant’s leasehold interest or Tenant’s other property, including said leasehold interest, and is not discharged within fifteen (15) days thereafter, or (e) if a petition is filed by Tenant or any guarantor of Tenant for liquidation, or for reorganization or an arrangement under any provision of any bankruptcy law or code as then in force and effect, or (f) if an involuntary petition under any of the provisions of any bankruptcy law or code is filed against Tenant or any guarantor of Tenant and such involuntary petition is not dismissed within thirty (30) days thereafter, or (g) failure to eliminate any odor pursuant to the terms of Section 6.2.2 hereof within five (5) days following notice from Landlord (which may be oral notice), then, and in any of such cases, Landlord and the agents and servants of Landlord lawfully may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter without demand or notice and with or without process of law (forcibly, if necessary) enter into and upon the Premises or any part thereof in the name of the whole or mail a notice of termination addressed to Tenant, and repossess the same as of landlord’s former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects (forcibly, if necessary) without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenants, and upon such entry or mailing as aforesaid this Lease shall terminate, Tenant hereby waiving all statutory rights to the Premises (including without limitation rights of redemption, if any, to the extent such rights may be lawfully waived) and Landlord, without notice to Tenant, may store Tenant’s effects, and those of any person claiming through or under Tenant, at the expense and risk of Tenant, and, if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant.

8.2	Remedies. In the event that this Lease is terminated under any of the provisions contained in Section 8.1 or shall be otherwise terminated for breach of any obligation of Tenant, Tenant covenants to pay punctually to Landlord all sums and to perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant pursuant to the next preceding sentence Tenant shall be credited with the net proceeds of any rent obtained by Landlord by reletting the Premises, after deducting all Landlord’s reasonable and actual expense in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting, it being agreed by Tenant that Landlord may (i) relet the Premises or any part or parts thereof, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the term and may grant such concessions and free rent as Landlord in its reasonable judgment considers advisable or necessary to relet the same and (ii) make such alterations, repairs and decorations in the Premises as Landlord in its reasonable judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant’s liability as aforesaid. Landlord shall use reasonable efforts to re-let the Premises after Tenant vacates the Premises after this Lease is terminated on account of a default by Tenant. For the purposes of this paragraph, marketing of the Premises in a manner similar to the way Landlord markets its other premises in the suburban market shall be deemed to satisfy Landlord’s obligation to use such “reasonable efforts.” In no event shall Landlord be required (i) to solicit or entertain negotiations with any other prospective tenants for the Premises until Landlord obtains full and complete possession of the Premises including, without limitation, the undisputed right to re-let the Premises free of any claim of Tenant, (ii) to lease the Premises to a tenant whose proposed use, in Landlord’s bona fide judgment, would violate any restrictions by which Landlord is bound, (iii) to re-let the Premises before leasing other comparable vacant space in the Building, (iv) to lease the Premises for a rental less than the current fair market rental then prevailing for similar office space in the Building, or (v) to enter into a lease with any proposed tenant that does not have, in Landlord’s reasonable opinion, sufficient financial resources or operating experience to operate the Premises in a manner comparable to other tenants in the Building. In no event, however, shall Tenant’s liability hereunder be diminished or reduced if or to the extent such reasonable efforts of Landlord to re-let are not successful.

In lieu of full recovery by Landlord of the sums payable under all the foregoing provisions of this Section 8.2 (except for the amount of any rent of any kind accrued and unpaid at the time of termination), Landlord may by written notice to Tenant, elect to recover, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the discounted value (calculated using a discount factor equal to the then “Prime Rate” as is used by the Bank of America) of the excess of the total rent reserved for the residue of the term over the rental value of the Premises for said residue of the term. In calculating the rent reserved there shall be included, in addition to the Fixed Rent and Additional Rent, the value of all other considerations agreed to be paid or performed by Tenant for said residue.

Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

8.3	Remedies Cumulative. Any and all rights and remedies which Landlord may have under this Lease, and at law and equity, shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

8.4	Landlord’s Right to Cure Defaults. Landlord may, but shall not be obligated to, cure, at any time, without notice in any emergency, and after the expiration of the applicable notice and cure periods specified in Section 8.1 in all other instances, any default by Tenant under this Lease; and whenever Landlord so elects, all costs and expenses incurred by Landlord, including reasonable attorneys’ fees, in curing a default shall be paid, as Additional Rent, by Tenant to Landlord on demand, together with lawful interest thereon from the date of payment by Landlord to the date of payment by Tenant.

8.5	Effect of Waivers of Default. Any consent or permission by Landlord to any act or omission which otherwise would be a breach of any covenant or condition herein, shall not in any way be held or construed (unless expressly so declared) to operate so as to impair the continuing obligation of any covenant or condition herein, or otherwise, except as to the specific instance, operate to permit similar acts or omissions.

8.6	No Waiver, etc. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord. No consent or waiver, express or implied, by Landlord to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

8.7	No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

ARTICLE 9

Rights of Mortgage Holders

9.1	Rights of Mortgage Holders. The word “mortgage” as used herein includes mortgages, deeds of trust or other similar instruments evidencing other voluntary liens or encumbrances, and modifications, consolidations, extensions, renewals, replacements and substitutes thereof. The word “holder” shall mean a mortgagee, and any subsequent holder or holders of a mortgage. Until the holder of a mortgage shall enter and take possession of the Property for the purpose of foreclosure, such holder shall have only such rights of Landlord as are necessary to preserve the integrity of this Lease as security. Upon entry and taking possession of the Property for the purpose of foreclosure, such holder shall have all the rights of Landlord. No such holder of a mortgage shall be liable either as mortgagee or as assignee, to perform, or be liable in damages for failure to perform, any of the obligations of Landlord unless and until such holder shall enter and take possession of the Property for the purpose of foreclosure. Upon entry for the purpose of foreclosure, such holder shall be liable to perform all of the obligations of Landlord, subject to and with the benefit of the provisions of Section 10.4, provided that a discontinuance of any foreclosure proceeding shall be deemed a conveyance under said provisions to the owner of the equity of the Property.

The covenants and agreements contained in this Lease with respect to the rights, powers and benefits of a holder of a mortgage (particularly, without limitation thereby, the covenants and agreements contained in this Section 9.1) constitute a continuing offer to any person, corporation or other entity, which by accepting a mortgage subject to this Lease, assumes the obligations herein set forth with respect to such holder; such holder is hereby constituted a party of this Lease as an obligee hereunder to the same extent as though its name were written hereon as such; and such holder shall be entitled to enforce such provisions in its own name. Tenant agrees on request of Landlord to execute and deliver from time to time any agreement which may be necessary to implement the provisions of this Section 9.1.

9.2	Lease Superior or Subordinate to Mortgages. It is agreed that the rights and interest of Tenant under this Lease shall be (i) subject or subordinate to the lien of any present or future mortgage or mortgages and to any and all advances to be made thereunder, and to the interest of the holder thereof in the Premises or any property of which the Premises are a part if Landlord shall elect by notice to Tenant to subject or subordinate the rights and interest of Tenant under this Lease to such mortgage or (ii) prior to any present or future mortgage or mortgages, if Landlord shall elect, by notice to Tenant, to give the rights and interest of Tenant under this Lease priority to such mortgage; in the event of either of such elections and upon notification by Landlord to that effect, the rights and interest of Tenant under this Lease should be deemed to be subordinate to, or have priority over, as the case may be, said mortgage or mortgages, irrespective of the time of execution or time of recording of any such mortgage or mortgages (provided that, in the case of subordination of this Lease to any future mortgages, the holder thereof agrees in a commercially reasonable form not to disturb the possession of Tenant so long as Tenant is not in default hereunder beyond applicable notice and cure periods). Tenant agrees it will, upon not less than ten (10) days’ prior written request by Landlord, execute, acknowledge and deliver any and all instruments deemed by Landlord necessary or desirable to give effect to or notice of such subordination or priority. Any Mortgage to which this Lease shall be subordinated may contain such terms, provisions and conditions as the holder deems usual or customary.

ARTICLE 10

Miscellaneous Provisions

10.1	Notices from One Party to the Other. All notices required or permitted hereunder shall be in writing and addressed, if to the Tenant, at the Original Notice Address of Tenant or such other address as Tenant shall have last designated by notice in writing to Landlord and, if to Landlord, at the Original Notice Address of Landlord or such other address as Landlord shall have last designated by notice in writing to Tenant. Any notice shall be deemed duly given three (3) days following the same being mailed to such address postage prepaid, by registered or certified mail, return receipt requested, one (1) business day following the same being sent via a nationally recognized overnight courier, or when delivered to such address by hand. Time is of the essence with respect to the exercise of any of Tenant’s rights and/or options granted under this Lease.

10.2	Quiet Enjoyment. Landlord agrees that upon Tenant’s paying the rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the term hereof without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease.

10.3	Lease not to be Recorded. Tenant agrees that it will not record this Lease. Both parties shall, upon the request of either, execute and deliver a notice or short form of this Lease in such form, if any, as may be permitted by applicable statute. Tenant hereby irrevocably appoints Landlord as Tenant’s attorney-in-fact (which appointment shall survive termination of the term of this Lease) with full power of substitution to execute, acknowledge and deliver a notice of termination of lease in Tenant’s name if Tenant fails, within 10 days after request therefor, to either execute, acknowledge or deliver such notice of termination or give Landlord written notice setting forth the reasons why Tenant is refusing to deliver such notice of termination.

10.4

Limitation of Landlord’s Liability. The term “Landlord” as used in this Lease, so far as covenants or obligations to be performed by Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the Property, and in the event of any transfer or transfers of title to said property, the Landlord (and in case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement of all liability as respects the performance of any covenants or obligations on the part of the Landlord contained in this Lease thereafter to be performed, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord, shall, subject as aforesaid, be binding on the Landlord, its successors and assigns, only during and in respect of their respective successive periods of ownership of said leasehold interest or fee, as the case may be. Tenant, its successors and assigns, shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Property and in the rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability or claim against Landlord under this Lease, it being specifically agreed that in no event whatsoever shall Landlord (which term shall include, without limitation, any general or limited partner, trustees, beneficiaries, officers, directors, or stockholders of Landlord) ever be personally liable for any such liability.

10.5	Acts of God. In any case where either party hereto is required to do any act, delays caused by or resulting from Acts of God, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations, unusually severe weather, or other causes beyond such party’s reasonable control shall not be counted in determining the time during which work shall be completed, whether such time be designated by a fixed date, a fixed time or a “reasonable time,” and such time shall be deemed to be extended by the period of such delay. This provision shall not operate to extend the time period after which Tenant may terminate the Lease, pursuant to Section 7.2, for Landlord’s failure to complete restoration work after a casualty.

10.6	Landlord’s Default. Landlord shall not be deemed to be in default in the performance of any of its obligations hereunder unless it shall fail to perform such obligations and such failure shall continue for a period of thirty (30) days or such additional time as is reasonably required to correct any such default after written notice has been given by Tenant to Landlord specifying the nature of Landlord’s alleged default. Landlord shall not be liable in any event for incidental or consequential damages to Tenant by reason of Landlord’s default, whether or not notice is given. Tenant shall have no right to terminate this Lease for any default by Landlord hereunder and no right, for any such default, to offset or counterclaim against any rent due hereunder. The foregoing shall in no way be considered as a waiver of Tenant’s right to claim or assert a constructive eviction.

10.7	Brokerage. Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Lease, other than Jones Lang LaSalle (the “Broker”), and in the event of any brokerage claims, other than by the Broker, against Landlord predicated upon prior dealings with Tenant, Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim.

10.8	Applicable Law and Construction. This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and, if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby. There are no oral or written agreements between Landlord and Tenant affecting this Lease. This Lease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by Landlord and Tenant. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease. Unless repugnant to the context, the words “Landlord” and “Tenant” appearing in this Lease shall be construed to mean those named above and their respective heirs, executors, administrators, successors and assigns, and those claiming through or under them respectively. If there be more than one tenant, the obligations imposed by this Lease upon Tenant shall be joint and several.

10.9	Right of First Offer. During the term of this Lease, Tenant shall have a right of first offer to lease additional space on the third (3rd) floor in the Building (the “RFO Space”) subject to the terms and conditions contained herein. Tenant’s rights under this Section 10.9 shall arise only after the expiration of any lease for any such RFO Space entered into after the Date of this Lease. If any RFO Space becomes so available to lease during the term of this Lease, and provided that at such time no fewer than thirty six (36) full months remain on the term of this Lease (including the extended term set forth in Section 2.3 hereof, provided Tenant has in accordance with Section 2.3 previously delivered, or simultaneously with its notice to Landlord of exercise of its rights hereunder to the RFO Space delivers notice that it wishes to exercise its extension right under Section 2.3, and provided that in all cases that Tenant’s exercise of such extension right complies with all the terms and conditions of Section 2.3), then prior to marketing such space, other than to the then tenant thereof, Landlord shall first notify Tenant of the opportunity to lease such RFO Space, on the condition (i) that the initial Tenant named herein occupies the entire Premises and, (ii) that Tenant is not in default of its obligations under this Lease at the time such RFO Space becomes available, and has not previously been in default beyond the expiration of any applicable grace period under this Lease. Within five (5) days after Landlord’s notification, Tenant shall provide written notice to Landlord whether it is interested in the possibility of leasing such RFO Space. In the event that Tenant exercises such right on or prior to December 31, 2008, then the RFO Space shall be leased to Tenant upon the same terms contained herein, except that there shall be no free rent period and Tenant shall commence paying all rent due hereunder at the then-current Annual Fixed Rent Rate under this Lease in connection with the RFO Space upon Landlord’s delivery of the RFO Space. In the event Tenant exercises such right after December 31, 2008, then Landlord shall thereafter, notify Tenant in writing of the terms on which Landlord intends to offer to lease the RFO Space (it being understood that the term for such RFO Space shall be coterminous with the term of this Lease). The offering terms with regard to the Annual Fixed Rent and all Additional Rent shall be the Market Rate. Tenant shall have ten (10) days after the date of Landlord’s written offer to accept or reject such offer. If Tenant timely accepts any such offer and the condition precedent shall have been satisfied, no further documentation shall be necessary to effect the demise of the RFO Space. However, Landlord and Tenant shall execute an amendment to this Lease modifying the Fixed Rent and Tenant’s Percentage and making such other changes to this Lease as are necessary to account for the inclusion of the RFO Space. If Tenant fails to timely accept, or rejects such offer, or if the condition precedent is not satisfied, Landlord will then be free to offer the RFO Space to the general market and Tenant shall have no further rights under this Section 10.9. In the event that Tenant accepts such offer and the condition precedent is satisfied but disputes Landlord’s designation of the Market Rate, Tenant shall, in its notice of acceptance of such offer, propose its designation of the Market Rate. Failure on the part of Tenant to give such notice of its designation shall bind Tenant to Landlord’s designation. If Tenant proposes its designation of the Market Rate, then Landlord and Tenant may attempt to agree upon a Market Rate. If the parties are unable to reach agreement within ten (10) days following Tenant’s designation, then the Market Rate may be submitted to arbitration pursuant to the procedures set forth in Section 2.3 hereof.

10.10	Right of First Refusal. If, during the initial lease up of the Building, Landlord receives a bona fide offer which it is willing to accept (as evidenced by a proposed letter of intent) for any portion of the third (3rd) floor of the Building (any such space “RFR Space”), Tenant shall have a right of first refusal with respect to entering into a lease of such premises pursuant to the terms and conditions contained herein. Landlord shall give Tenant notice of any such proposed lease. Within five (5) days after Landlord’s notification, Tenant shall provide written notice to Landlord whether it is interested in the possibility of leasing such RFR Space. In the event Tenant fails to respond to such notice, Landlord may proceed to lease such space upon such terms and conditions as Landlord so chooses. In the event that Tenant exercises such right on or prior to December 31, 2008, then the RFR Space shall be leased to Tenant upon the same terms contained herein, except that there shall be no free rent period and Tenant shall commence paying all rent due hereunder at the then-current Annual Fixed Rent Rate under this Lease in connection with the RFR Space upon Landlord’s delivery of the RFR Space. In the event Tenant exercises such right after December 31, 2008, then Landlord shall thereafter notify Tenant in writing of the terms on which Landlord intends to offer to lease the RFR Space (it being understood that the term for such RFO Space shall be coterminous with the term of this Lease). The offering terms with regard to the Annual Fixed Rent and all Additional Rent shall be the Market Rate. Tenant shall have ten (10) days after the date of Landlord’s written offer to accept or reject such offer. In the event that Tenant accepts such offer and the condition precedent is satisfied but disputes Landlord’s designation of the Market Rate, Tenant shall, in its notice of acceptance of such offer, propose its designation of the Market Rate. Failure on the part of Tenant to give such notice of its designation shall bind Tenant to Landlord’s designation. If Tenant proposes its designation of the Market Rate, then Landlord and Tenant may attempt to agree upon a Market Rate. If the parties are unable to reach agreement within ten (10) days following Tenant’s designation, then the Market Rate may be submitted to arbitration pursuant to the procedures set forth in Section 2.3 hereof. Tenant’s aforesaid right of first refusal shall be subject and subordinate to any rights of first refusal granted prior to the date of this Lease.

10.11

Expansion Right. Any time prior to July 1, 2011, provided that the initial Tenant named herein occupies the entire Premises and is not in default hereunder at such time and has not previously been in default hereunder, Tenant may notify Landlord that Tenant desires to expand into space on the third floor of the Building. If Tenant so notifies Landlord, then Landlord shall, between July 1, 2012 and June 30, 2013, provide Tenant expansion space which shall contain no fewer than 8,000 rentable square feet and no greater than 10,000 rentable square feet (the “Expansion Space”). Landlord shall use reasonable efforts to locate the Expansion Space in a location that is contiguous to the portion of the Premises located on the third floor of the Building. In the event that Tenant properly exercises such right, then the Expansion Space shall be leased to Tenant upon the same terms as the Lease, provided that the term for such space shall be coterminous with the term of the Lease, and the Annual Fixed Rent Rate for such space shall be the Market Rate as designated by Landlord. In the event that Tenant disputes Landlord’s designation of the Market Rate, Tenant shall, within ten (10) days following Landlord’s designation of the same, propose its designation of the Market Rate. Failure on the part of Tenant to give such notice of its designation shall bind Tenant to Landlord’s designation. If Tenant proposes its designation of the Market Rate, then Landlord and Tenant shall attempt to agree upon a Market Rate. If the parties are unable to reach agreement within thirty (30) days following Tenant’s designation, then the Market Rate may be submitted to arbitration pursuant to the procedures set forth in Section 2.3 hereof.

10.12	Lease Guaranty. The obligations of Tenant under this Lease are guaranteed by Green Mountain Coffee Roasters, Inc. pursuant to a Guaranty of even date executed simultaneously herewith.

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WITNESS the execution hereof under seal on the day and year first above written:

LANDLORD:

BROOKVIEW INVESTMENTS, LLC, a Delaware limited liability company

By:	Brookview Nordic Holdings LLC, a Massachusetts limited liability company, its manager

By	Nordic Properties, Inc., a Massachusetts corporation, its manager

By:	/s/ Pete C. Nordblom
Print Name: Pete C. Nordblom
Print Title: Vice President

TENANT:

KEURIG INCORPORATED, a Delaware corporation

By:	/s/ Nick Lazaris
Print Name: Nick Lazaris
Print Title: President